HandHeld Entertainment
Investor Call
November 14, 2006
4:15 P.M.

>> Greetings, ladies and gentlemen and welcome to the HandHeld Entertainment investor call. At this time all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the conference, press star-0 on your telephone keypad. As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Mr. Bob Pragg (ph), president of Delmar Consulting. Thank you, you may begin.

>> Thank you very much. I am Bob Pragg, President of the Delmar Consulting Group. And I'd like to welcome everyone today to HandHeld Entertainment's conference call and webcast. The webcast can be accessed at www.investorcalendar.com. Scroll down the list of companies, about 15 or so down, and click on the little icon next to HandHeld Entertainment.

A replay will be available starting two hours after the conclusion of the call. The telephone number for the replay is included in the recent press release announcing this conference call, and the replay can also be heard over the Internet at www.Hheld.com/IR.

Before we begin the call today, I have been asked to read the following forward-looking statement. Statements made on this call about anticipated or expected future revenue or shareholder value growth, or expressions of future goals or objectives, including statements regarding market conditions or whether current plans to grow and strengthen the company's business will be implemented or accomplished are forward-looking statements. When possible on this call, the words anticipate, believe, estimate, expect, and similar expressions are intended to identify such forward-looking statements. But are not the exclusive means of identifying these statements. All forward-looking statements made on this call are based upon management's current expectations and assumptions as well as information currently available to the company.

Except as expressly required by federal securities law, the company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or changed circumstances, or for any other reason after the date of this call.

For a description of risks, uncertainties and other factors that may cause the company's actual results to differ materially from those expressed or implied in any forward-looking statements, please see the company's filings with the SEC at www.SEC.GOV. To provide a general overview and update of the company and its business strategies as well as to provide more insight on the acquisition that was announced earlier today, we are joined by Jeff Oscodar, the company's CEO, and Bill Bush, the company's CFO. After the presentation, we will open the call up for questions and answers.

At this time I would like to introduce Jeff Oscodar, CEO of HandHeld Entertainment. Go ahead, Jeff.

Jeff Oscodar, President & CEO:

Thanks, Bob. Good afternoon, everybody, and I want to thank you for joining news our first investor conference call. I'm Jeff Oscodar, I'm the CEO of HandHeld Entertainment and here with Bill Bush, our CFO. And we're excited to discuss with you our accomplishments and strategy for future growth.

Before getting into the guts of the presentation, I would like to give you some highlights of what we've accomplished over the last 60 days, and we've been very busy. This month, we've developed and are in the process of implementing a corporate restructuring plan that will allow the company to be cash flow positive within 12 months without future financing.

We think that's really significant. That's going to give us a firm base on which to grow. We've settled a multimillion dollars lawsuit with Microsoft corporation that adds approximately $1.5 million to our balance sheet, to our cash position. We've completed the acquisition of a significant user-generated content video site that will immediately put our content business on the path to generating revenue. We've launched two new products, a MP3 player which was a compilation of the greatest hits of 2006, as well as the model 250 which is going to be in Wal-Mart stores — both of those products will be in stores, in time for the holiday season.

We've expanded our content to reach cell phones and PDAs, we've announced our first partnership with a competitive hardware company, Thompson RCA, to provide content to their Lyra devices, further expanding the reach of our content services. And we've continued to expand our content library and close significant content deals.

The overall message from this presentation is we are financially stable, rapidly growing and well positioned for rapid growth in an explosive market.

I want you to know that everybody at HandHeld is angry about the way that the stock has been treated over the past few months. And I'm personally very angry about what's happened but as the saying goes, the best revenge is by living well. And we want to reward those who have believed in us and continue to believe in us.

As you're going to see, we are leaner, we are certainly meaner, and we are financially stable, and in a good position to grow rapidly over the coming months.

Now let's go over the agenda. There are three major topics that I want to go over with you today. One is how we are going to accelerate our content growth. The second is that we have a new focus in our hardware business toward near-term profitability. And the third is that we are going to implement an operating plan that is 12 months to cash flow positive.

Next slide. On the — the biggest news we've got to talk about the Dorks acquisition which went on the wire today and that's the acquisition of Dorks.com. We are announcing today that we've closed that acquisition, do is a very popular user-generated content site that has exceeded a million monthly unique visitors and so that makes it a significant site in this market. The Dorks focus, as you can probably guess is on humorous user generated videos. And these types of videos are not only rapidly growing in the on line world but what's great about this acquisition is that they're the perfect type of content for portable devices. Those of you who I've been talking to for the past year remember me making comments about how sure, it might be great to watch desperate house wives or a long movie on a handheld device but what really makes these devices are viral is humor and being able to show short form videos you can share with your friends. And we're going to talk a lot more about that during the conference call.

At an eye level, the Dorks.com acquisition proves we can grow our traffic rapped 3 through acquisition and provides a base for making other similar acquisitions. The price of the transaction was $1.5 million, structured as a third in cash, and 2/3 as a convertible note. And we expect that the Dorks acquisition will start — will be cash flow positive almost immediately. We think that the cost of the acquisition will pay itself back over the next 1 to 1.5 years.

By acquiring Dorks we get a significant immediate increase in traffic to our site. As we're going to discuss in a minute, ZVUE.com is also launching its own user-generated video site and combined with Dorks we plan to be a presence in the on line digital media market. The increase in traffic that this creates for us will create significant revenue opportunities. First, we've — we will have the opportunity start to cross-sell our growing library of commercial content into the approximately 1 million monthly visitors that are coming to Dorks. We believe that there's a significant opportunity to cross over between these two sites and to share traffic because the Dorks demographics and the demographics of the users that are visiting ZVUE.com are very complimentary. Visitors to Dorks likely will be interested in purchasing music, music individual gross our existing Sony BMG library and will certainly be interested in sampling the Comedy Time videos from the announcement we made today as well.

Second, the critical mass of Dorks alone allows to us immediately start generating advertising revenue. This revenue, while likely modest in the beginning, was not previously modeled in our financial plan and it will of course grow as our traffic grows.

Third, we believe the user-generated content in general and particularly the Dorks content is ideally suited for portable devices. As I said, we've long said that the short form humorous videos will create a viral effect for hardware devices. While watching television shows and perhaps movie on a portable device might be a great way to entertain yourself, sharing a hilarious video with a friend by handing him or her a handheld device a great way to entertain your friends. And that's what's important here. It's the act of sharing the handheld device with a friend that will create a viral adoption of hardware.

By making content available that is shareable hardware devices can be shared each active sharing reinforces the ability of the device and reinforces and reinforces the device brand.

We think that such sharing will not only happen in a traditional commercial context, or actually I don't think — strike that. It's unlikely that someone will say check out pirates of the Caribbean and then stand by for two hours while he or she watches it but it's very likely that someone will say to a friend, have you seen pinky the cat and actually for those who haven't seen, it it's hilarious and then watch 30 seconds while a friend watches a clip of a cat attacking a poor ASBA officer. That and by the way that's a video that went around like crazy by e-mail and that's the same sort of viral activity that we think we're going to be able to capture.

In short, what we can enable is sharing no longer needs to be only on line and between computers effectively. It can now be between people.

So the portability of the user-generated content and the virulent nature of sharing such content really leverages open strategy we've been talking about from the beginning we believe by becoming the only website that will provide — by becoming the only website that will provide user generated content and commercial content, we can cross monetize both.

Finally, but most importantly, the scale and the revenue opportunities afforded to us by the Dorks acquisition allows us to project that the content side of our business should break even in 2007 without additional investment.

Our goal is to acquire three to five million monthly unique visitors by the end of 2007, and if we continue to be able to make such acquisitions, that goal should be readily attainable.

Okay, so that's the Dorks acquisition. The next thing that we've done is that we are launching ZVUE.com's free stuff store. And that store is going to have — it's going to launch with almost 100 user generated videos and should be up 400 by the end of the year. This having ZVUE.com will also — the ZVUE.com free stuff store only augments our efforts with Dorks, and I think the two will provide each will provide more weight to the other. Today we are also announcing that ZVUE.com supports windows mobile 5.0. This is a very significant announcement and again those of you who have been following the company are going to see that with the message of ultimately becoming all things digital, we are going to be able to expand our reach into areas that before we've only just talked about.

Windows mobile 5.0 handsets are the up and coming thing in handsets right now. And there are more than 15 such devices from companies like Hewlett-Packard, Motorola, Sam tongue, Palm, and Dell and supported by Cingular, sprint, T-Mobile and Verizon. Supporting windows mobile 5.0 is further evidence we're executing on the plan we presented to investors this past summer of getting our content to all device that is can view T.

We said in those presentations that the market would soon see us leveraging the openness of our content solution and allow us to provide content to not only our devices but to competitive devices, cell phones, PDAs, and some day to IP television. The if we look at what we've accomplished to date, we now provide content to competitive devices, with the Thompson device being the Thompson Lyra, the RCA Lyra being the first touch such device and now we'll be able to support cell phones and PDAs and we have fulfilled most of that promise, other than IP-television which as yet hasn't really been deployed.

Since we made those statements approximately 90 days ago, we closed the Thompson deal, that bundles our content with the popular Lyra player and now we're announcing support for the most robust mobile solution in the market.

We are delivering on our promises and we are executing on our plan.

Okay. We're also — we also announced today our deal with comedy time which again this should fit very nicely into the Dorks acquisition. This is the commercial side of short form comedy content coming from a lot of up and coming comedians. The significant part of the comedy time acquisition is there are already over 2 million subscribers through partners. And so we think this is only going to augment the offering, the Dorks offering, as well as all of our other content offerings.

Okay, so that's point 1 from the beginning of the agenda.

Point 2 is that we are going to focus our hardware business on near-term profitability, and begin to adopt more of an OEM business model. The most significant event that's occurred since our road show this past summer is the entry of Microsoft into the portable Media Player market with the Zune product. That is ironically launching today. This event validates a number of our assumptions. First, complete systems, complete solutions, which you've heard me talk about before, now called ecosystems, are the best way to compete in this market. Apple has an ecosystem with the iPod iTunes combination. And Zune has one and now — we've had one as well. The key distinction meaning that we're open.

The closed nature of those ecosystems mean they can only grow at the rate of their devices, but because we're open we can grow at the rate of adoption of all such devices.

Microsoft entry also means a number of things. One is that at the 249 price point, that's where the big war is going to be fought. Between Apple and between Microsoft, between Creative Labs, et cetera. And so there's going to be a tremendous amount of advertising dollars that are going to be poured into the education of the market into portable media players. That means that we shouldn't try — what we decided, and what I hope you'll agree with, is that we should not try to compete at that price point. We're not going to go head to head with companies competing at the 249 price point. Rather than we're going to focus on where our traditional competitive strengths have always been and that's low priced high value media players.

Next, as a result of that, that means we're going to discontinue the products that we had discussed earlier, the 400 and the 500, products. Which were 'slated for delivery in Q4 and Q1 of next year. These were higher priced products that were going to be compete head on with the iPod and Zune products. We think we're better off focusing for the lower cost value proposition rather than going after them head to head.

This also means that we're going to move to more of a OEM style business model for our hardware business, and that means that we're going to spend less money on product engineering and more on adding value through software and most importantly, leveraging our distribution and content relationships. A great example of this strategy is the new MP3 player from ZVUE. This player is going to be available at two retailers next month, and will come bundled with 30 of the greatest hits of 2006. The product was easy to create, required minimal effort to engineer and ship, and we went from concept to shipments in approximately four months. That's the kinds of model that we want to replicate. Higher gross margins than the 200 and 250 models and virtually no engineering risk. Requires a third of the people to implement.

Here again, what we're doing is using — and the most important thing about the MP3 player is that the 30 tracks all tie back to our website where the music videos can be purchased. So it's another example of using hardware to drive highly qualified traffic back to the website.

So with this OEM model, actually the other significant development is that Wal-Mart is going to have a showcase of portable video products in a special section of the consumer electronics department. So instead of being in the MP3 display or portable DVD player display where we have been in the past, we are going to be in a separate display case. And so what that means is that we can leverage all the ad dollars will be spent by Microsoft and Apple and others in order for us to, in order to get people into the store, looking for higher priced products, and we can have our value proposition right in front of them.

And so we're thrilled to have that sort of placement. We're going to be sitting right next to those other products and we think that making sure we've got that placement will allow us to actually reduce our ad spend, and that further strengthens our cash position.

So our hardware business is going to be faster, less expensive, more profitable, more scalable, and continuously tied back to our content services. We look forward to launching similar products using the same sort of business model in the future.

Bill Bush, CFO:

What I wanted to do here for just a moment and kind of give some — numerical significance to some of the context that Jeff gave you is to give you a look as to what we're thinking ZP3 and the model 200 and 250 are going to look like. As Jeff mentioned, the ZP3 is actually shipping into Wal-Mart and another retailer this month, we expect the product to start moving out of our warehouse this coming Monday. We have one firm order from Wal-Mart for 36,000 pieces, which will be shipped this year.

The SRP of that product is $69.95, we expect it to retail at Wal-Mart for something slightly less than that. Although we obviously don't control what the SRP is. I think underlining Jeff's point, this particular model, the ZP3; very gross margin positive to us about a 25% gross margin. We expect that this product will continue in stores throughout this year and into next. We're also actively — I'm trying to place this product into Europe. You know, it's a product because of the availability of the — or the ease of the manufacture, is something that we're very interested in, and we're thinking something that we think we can exploit.

Our 12-month forecast for this particular product is a minimum of 75,000 units.

Moving over to the model 200/250, and reason I say 200/250, as Jeff was alluding to, the 200, model that we've had in stores for quite a period of time is starting to move out of the Wal-Mart chain. It's being replaced by the model 250, which most of the difference between the two is in large part the battery. In that the 200 has four AA batteries and the 250 is a Lithium ion battery. In addition to being lighter, slimmer, sexier, comes in black. So we think that product is going to sell well as it sits in the MP4 case right next to players that are at a minimum $150 more expensive.

So that product, as SRP, 99.95, gross margin about 18%. For the fourth quarter, and things the key point here. We have visibility into Wal-Mart through the retail link system of between about 15 and 20,000 units, depending upon what kind of uplift we get. Most of you are probably aware the Zune player is in the stores right now. And Microsoft is spending significant dollars. We think we're going to get quite a bit of tail-on revenue as a result of people coming into and seeing $250 and our product at sub-$100 sitting next to it doing basically the same features and functions. We're very happy with that. We think our 12-month forecast for that unit is a minimum of 50,000 units. Excluding Christmas of next year, we're not sure exactly where that's going to land out.

In summary, I think the players themselves really serve — have a couple of key themes that we're looking forward to. The first is a high ratio of price to function. That's something that we think the Wal-Mart buyers, the Wal-Mart customers, are very interested in. The second is they're going to have a small engineering footprint. And really the third and something we've driven home through a variety of different means is they're going to have a strong mass market appeal into the buying demographic that we have.

Jeff Oscodar, President & CEO:

This is Jeff again. The next thing we wanted to talk about touch on briefly is the Microsoft settlement. We filed an 8-K on that. And we were essentially — we had an intellectual property dispute which we settled for 1.85 million. The business part of the settlement is that the businesses, the business units and HandHeld Entertainment are going to meet and we've got a lot of interesting things to talk about. There's going to be some technical assistance that we're going to get from them for certification. This is all stuff in the 8-K. And believe that or not, I think there's a possibility that we actually might be able to do some more work with them. You know, sometimes you start off a relationship on an aggressive foot, and it turns out, it turns out well. So I actually have some high hopes for that relationship.

Bill Bush, CFO:

Then what I wanted — what I wanted to do now — and this is Bill, we're switching back. This is Bill. What I wanted to do is spend a couple of moments and talk about the operating plan, what some of the key components of that are. I think the key underlying point was the cost reductions that we've identified will be — are being implemented right now, we expect the majority of them will be implemented by November 30th. And fully implemented by the 15th of December. So we expect a significant drop in our burn rate which I'll get to in the next slide. But the underlying components of the operating plan are really three. One is that we drive the content revenue through the acquisition of and directed selling to the targeted unique visitors that we're talking about. I mean, that's going to be a key component of what we're going forward. Right now with the acquisition of Dorks, we've added about — a bit more than a million unique visitors to our network of web sites per month. We think that there is going to be a significant take rate associated with that. Those types of customers, you know, we've seen several studies to this effect, are very interested in purchasing videos. Something that we've been very strong with.

The second point is — and Jeff mentioned this — we're going to focus on OEM and low end hardware opportunities. ZP3 in the United States and Europe, I think the second part is eliminating the engineering investment of the 400 and 500. So what we're basically going to be able to do is slim down our engineering footprint significantly and allow us to be nimble and take advantage of opportunities where we have two — I mean, take advantage of the two main assets that we have. One would be content, and the distribution of that content. And third of the distribution of players in the stores. We think those are assets the company has and easily exploitable through that situation.

The third, and this getting into the burn rate, we are embarking on a very significant reduction operating expenses. We have — we are planning in the mid of implementing beginning today, FTE headcount reduction around 55 to a maximum of 30. The second is that we're also going to be eliminating all the radio and other advertising campaigns that we had initially planned on and thought through, and those are really going to be replaced by something that is referred to generally as retail detail and the reason why we're making that shift is the evidence that we've seen by doing some of the initial radio campaigns is such that people come — the reason why people are buying our product is that they come into the store and they see it. So the most important thing for us with Wal-Mart is that people can find the product in the store and that the store — the people in the stores are knowledgeable about it. So instead of doing advertising campaigns, which have worked for us in the past, we're going to be moving into much more tactical approach with our — with stores that we have out there.

The next thing that I wanted to go over with everybody on the conference was the cash forecast. I think that's a key component to this conversation. Talking about the burn. As I mentioned we are going to be reducing it fairly substantially. We have a carry burn which and what I mean by that is that's our month in and month out burn over the sustained expense of the company is a little more than $700,000 today. We have a plan to reduce to $375,000 a month.

So you can kind of see today through — I mean, the numbers that were released into our 10-Q we had about $3.9 million and goes into the reconciliation comes down, we have about through the 12 months about $4.7 million in cash, without any other inputs of cash into the company. So I think the key point there is that we will have sufficient cash to be able to operate the organization as currently envisioned for a minimum of 12 months. And I think that is a key point for us, it will give us the runway that will allow us to implement the business plan that we have to go out and acquire additional unique users, to also to bring additional OEM type players into the marketplace. And really take advantage of the content and the distribution relationships that we have.

And what we expect at the end of that 12 months is that the content business will be generating cash. The hardware business currently generates cash, currently as configured. So we expect that within 12 months the business overall will be generating cash. And so I think that is one of the most significant points that we've had. We have right sized the business such that no additional financing will be needed from outside sources to continue to operate the company as it exists.

Jeff Oscodar, President & CEO:

Thanks, Bill. So going forward, you should see us continue to enjoy rapid growth in traffic both from organic growth as well as from opportunistic acquisitions. We plan on building a network of web sites all of which feed into each other, generate advertising revenue. We should — we should continue to acquire top tier commercial content, you should watch for that. And we should stop to cross monetize the commercial content with our newly formed user-generated content. The hardware business is focus on the traditional low price high value segment and we'll be moving into a profitable scalable OEM. Model that leverage our established content and distribution partnerships.

We put ourselves in a position of break even next year. We have put ourselves in a position to not need any additional investment to do so. We have put ourselves in a position to grow our content business through acquisition, and create a catalyst for the viral marketing of hardware devices, and in short we have put ourselves in a position to win and that is exactly what we intend to do.

Thank you very much. Now I'd be thrilled to open it up for questions.

OPERATOR:

(operator instructions).

Our first question is coming from Steve M. with Maxim group. Please proceed with your question.

<Q>: Hello, guys.

<A>: Hey, Steve.

<Q>: How is it going, congratulations on your acquisition and settlement.

<A>: Thank you very much.

<Q>: I just have two, three quick questions for you, if you could entertain me. Relating to your comment before about how the iPod and the creative company are going to be battling for the 249 spot and I know you guys are in a pretty significant discount to them. What are your thoughts on if that kind of competition up there at that price range decides to drop and I mean we've seen that with a lot of other technology products, if that drops, how do you retain pricing power?

<A>: Well, the same — that's exactly the same discussion that we had on the road show, and what's interesting about this whole conversation is that it all plays — I think we called exactly how this transition would take place. And I think that I'm very pleased with our competitive reaction.

To uplevel for a second, the product life cycles, the way you get products on to retail shelves generally take about a year. And so right now the fight is at 249, but I think you're right, it will probably come down to 149. And at some point it's probably come down to the 99-dollar space. But the point is it take times to do that. Number one. Number two, I think apple and Zune will always be up in the high, 249 price range for a number of reasons. Apple need to make more margin on their hardware because they're not really making much on the content.

So our point has always been because we have an open solution on the content side, as well as the product side, as we see more low cost devices proliferate at the lower end, what we think it is our price space, those are all devices to which we can sell our content. And so that's the whole idea of having an open solution that can grow, that can acquire subscribers at the rate of the overall market's growth and not simply the — not simply the growth of its own products. This is exactly what we said when we were on the road in the summer, and this is exactly what we're doing. And the proof point that I point you to is the deal we did with — for the RCA Lyra device. And that was a higher end device. So the answer to you is that as more devices like that proliferate, the those device also need to need content to hook up to and the 99-dollar flairs will come out will not — it is unlikely they'll be putting together comprehensive content solutions like Zune and the iTunes store. And we can be there to support that and be able to take the on line customers.

<Q>: Okay. Going to the Dorks.com acquisition, are they currently generating advertising revenue and if they are, can you give us a little insight as to the numbers that they are posting?

<A>: They're not generating advertising revenue. They haven't launched that but it's a simple thing to launch and it was on their product road map and we plan to stay on that road map and shortly they will start driving some ad revenue.

<Q>: And you have obviously some sort of forward financial models because you said that you believe this is going to be a cash flow positive acquisition, correct?

<A>: Yeah, by the end of — well, there won't be any additional operating — from an operating expense standpoint, it will be neutral to positive in the short-term and by short-term I mean like next week.

<Q>: Okay.

<A>: And the overall business ought to be cash flow positive by the end of next year.

<A>: The beauty of acquiring sites like this, we're not going out and acquiring tons of people. They have a very low footprint in terms of headcount and expenses. So I mean, the hurdle to get it cash flow positive is relatively low. And you'll also notice from — on a cash basis, we're only putting half million dollars cash into this.

<Q>: Right.

<A>: Significant amount of our cash is certainly lowers the level, say, the return level, to get ourselves into a cash flow positive position. I mean, the note, and I think we mentioned that at one point but the note is convertible into common stock.

<Q>: Right. Where is that convertible, if you don't mind.

<A>: Five-day average, last five-day average.

<Q>: Gotcha. And actually, I think I just answered my own question there. Okay, guys, I look forward to speaking to you soon.

<A>: Great, thank you.

OPERATOR:

Our next question is coming from Lori B, a private investor. Please proceed with your question.

<Q>: Hello, gentlemen. I have a couple of questions and I'll give them both to you at the same time and have you answer them. We did a reverse stock split which I don't know that anybody was really thrilled about. But it hasn't improved our stock. And with the news of what you're doing, is there any chance that you guys are going to affiliate yourself with a broker or with an agency that will promote our stock?

My second question is, I've talked to Bill a few times, and we've tried to encourage Costco penetration, and it looks to me that Costco has gone with the new Microsoft Zune product. Is that correct?

<A>: This is Jeff. I believe that is correct. It is one of the many places where the Zune product is going to be sold.

<A>: So, Lori, as you mentioned, we did do a reverse stock split in concert with the registered secondary offering that we did this past summer. You know, I think that — I mean, that's always a tough thing to do. As Jeff and I are both share holders and we represent all of the shareholders. I mean, that wasn't — that was a tough pill to swallow. But I think the undercurrent to that was that it allowed that transaction, you know, combined with the others, allowed the company to raise $5 million in a very difficult market.

This past summer, and even continues on the small cap side, coming through this fall, this summer was a very difficult time to be raising money. And the company was in a position that it had to raise the money. So while it certainly wasn't — you know, there are aspects of that transaction which are not particularly palatable to any of us, at the same time it did put the company in a position to continue to operate and put this strategy in place.

So I think that's the key take-away there is that it gave the company to move forward much as Jeff mentioned at the beginning, we're not happy with what's happened with the stock. Not happy at all.

<Q>: Are you planning to do something about the stock price? Because obviously when James Davidson and I talked this over months ago, there was no plan for anybody to go out and leverage themself with a company that would promote us. That's an easy fix to putting our name out there.

<A>: I think that one of the best things that we can do is execute on the plan that we've laid out. And we have every intention of doing that. Since we were out on — we did our secondary this past summer, Jeff and I have attended six or seven different conferences, and we've had probably 20 or 30 different meetings with people. At least. And so we continue — we plan on continuing that effort. In fact, we're going to be doing a what we're referring to as a mini road show in the first week of December, going out and meeting with some existing stock investors, and some people who might be interested in investing in the future. So we have every — we have ever plan of continuing that effort.

<A>: Lori, this is Jeff. One other thing to add to what Bill is saying. I mean, I don't think we've done a good job on IR, I'll just say that flat out. I mean, there's no — we haven't gotten the story out nearly as well as I would like. And — but I also say that what we're telling you now, what we're telling the investment community today is a different plan. In other words, we needed — I think we needed to go back to the investment community with the Microsoft suit behind us, and successfully resolved. And with an acquisition that's very exciting. And also with a plan that would say we don't have to go back to the capital markets. And so Bill and I and the other executives on the team have been working very diligently since August 15th, literally, the day after we closed, to be able to really put all these pieces together and so if we had gone out — I like the story going out now, I think we should have done a better job in the past. But I think we've got all the pieces in place now. So we've got a clearer story to tell.

<Q>: And I agree with all of that. But I would still like to say today is a new day and let us forget the reverse stock split and let us go forward with making it go. And that would still be promoting it with maybe one of these brokers that is not that expensive to do.

<A>: Absolutely agree. And I think that — I mean, we're looking at a variety of different methods in terms of getting more volume into the stock. I think that's basically what the end of the day, that's kind of what you're—

<Q>: What I'm saying.

<A>: What your question is. What are you going to do to get more information in the volume in the stock and I think one of the things we are going to do is spend more of our time on the road speaking with potential investors, and getting more coverage, we've talked with a couple of people about doing research. There's quite a few different initiatives that we have going forward and I think what you'll see, to Jeff's point, you'll see a much better performance on the side of the IR piece of the business.

<Q>: And that is my point.

The other thing, just real quick, do you think that because Microsoft is in Washington, and that we didn't have everything tied up, that's why they got into Costco?

<A>: I think they got into Costco because they've got, you know, a huge investment to make. I mean, one just to kind of give you an example, you know, for the Zune player, I mean as far as we can tell, talking with the Wal-Mart buyer, I mean a couple of our sales people were out the other day, you know into Bentonville. They've either underwritten fully or made a significant investment in getting end caps into the store. If you walk into a Wal-Mart right now, there's huge displays, for Zune players. Which I think actually works to our advantage because they're relatively expensive and they're not getting such reviews right now. So if they can draw people in to the stores, then we think that there will be uplift for us on our products.

But I think Microsoft getting into Costco, you know, as a result of Washington, I think it has more to do with money than location.

<Q>: Okay. You answered my questions. Thank you.

<A>: Thank you.

OPERATOR:

Our next question is from Bob diamond with Newbridge Securities. Please proceed with your question.

<Q>: Hi, guys, Jeff.

<A>: Hi, Bob.

<Q>: Hi, Bill, how are you? Good conference call. I just wanted to ask you, in the Wal-Mart and I know that you said we're going to probably abandon the strategy of having the higher priced players to compete with the new Zune and the some of the other products that are out there. Are we disappointed in the job that Wal-Mart is doing? I do understand going forward how we can benefit from some of the promotion that is are being done by the other players that will probably come into some of ours. But how do you look upon Wal-Mart going forward, and what are some of the other distribution players in line for us?

<A>: Well, I mean first of all to clarify it's not that we're probably — not that we're probably going to drop the 400 and 500. We are dropping the 400 and 500.

<Q>: Okay.

<A>: Just to be clear about that.

<Q>: Okay.

<A>: As far as performance from Wal-Mart, like any other retailer, they've hit some — like any other partner, they've hit some bumps in the road with us and we've hit bumps in the road with them. They've been good about making that up to us. We've been good about trying to make up — in other words, there have been times I can look over the relationship where both sides have dropped the ball a little bit. I'm still a big Wal-Mart fan, they're good people and they are honest good partners. And I'm looking forward to having a good relationship with them for a long time.

<Q>: Uh-huh.

<A>: Bill, you want to talk about —

<A>: Yeah, and I think Bob, to underline, the ZP3 product. Which is going to hit stores I think as early as — I think it's actually going to start selling in stores the Friday after Thanksgiving.

<Q>: Uh-huh.

<A>: And it's also going to be — for those of you who — I'm sure probably everybody on the call makes trips to airports, also going to be in the In Motion retail stores. That product I think is kind of an underlier to the Wal-Mart relationship that we have. That — when we were out on the road this past summer, there was no vision of a ZP3 — a MP3 player called — under the ZVUE name. That is the kind of product which we think kind of underscores the strength of our relationship with Wal-Mart where we can come up with something in concert with our content partners. Wal-Mart can embrace and purchase on a no-return basis, 36,000 of them. So I think that is something, you know, when you talk about Wal-Mart performance, good or bad, you know, as Jeff mentioned, it's — we both made some mistakes along the road. But I think Wal-Mart likes what we do. They like the types of products that we make. Because they're at price points which are very comfortable with their customers. And so I think that we'll continue to do well with them. That's not to say there won't — there haven't been problems in the future. But I think that we're a good retailer — or a good supplier to Wal-Mart-like retailer.

<Q>: Uh-huh.

<A>: One thing to add to that, with the ZP3 we've now sold three different products into Wal-Mart. And so when we were talking over the summer about evidence of stability, store count is good evidence of stability. And being able to sell multiple products is good evidence of stability. Not to say that things don't turn around, or things can't get bad, but on the other hand we've got every reason to believe that we're going to continue to have a good relationship there.

<Q>: Are they going to continue to roll them out in more stores? Because here in Florida I think the closest one is we're in Boca, is probably Coral Springs or a little bit further. They're not in any of the local, right around here, stores.

<A>: Yeah, I mean, as of yesterday, our store count was 2,054 as of November 15th. We're out of stock in 127, and there's 1,927 that have at least one product. As we talked about in the summer, the number is going to float. I don't think it's going to go up very much. But it's not going to go down very much either. They toned try to optimize on the stores that do the best. You know, I mean I can't pretend to understand exactly the calculations that they go through and it's certainly not up to us. But they're optimizing on which stores they think are going to sell the best during what period of time.

<Q>: Okay.

<A>: Thank you, Bob.

<Q>: Good.

OPERATOR:

Our next question is coming from Ed D. with Newbridge Securities. Please proceed with your question.

<Q>: Hi, guys, how are you doing?

<A>: Hi, Ed.

<Q>: Listen, I have two quick things to cover. One is on the Wal-Mart.com. You don't exist.

<A>: Yeah, we saw that. We actually just saw that today. We did a while ago, and I believe that we have orders from them. So I don't know why we're not — I don't know why we're not up there.

<Q>: It was there during the IPO, you're not there now. I even called the local store where I saw you originally as we went into the IPO. You're not there in the showcase, and not that the clerk is going to be that — much of a brain surgeon, but he'd never heard of you.

<A>: That's possible. And unfortunate, but I know we were another — we're at Wal-Mart in Bentonville, our team made a trip there last week. And spoke with the buyer, and everything was going according to plan. So actually that underscores one of the things that I touched on in the presentation, which is that we need to put most of our emphasis instead of in advertising, for example, to get people in the stores, in doing what's called retail detailing, sending people in stores and making sure we have proper placement. I know we have over the summer we had gone into a number of stores and found that we weren't either properly displayed or there was some confusion about whether or not we were supposed to be in the MP3 case or the portable DVD case. So we're putting a lot more emphasis on just making sure we are displayed properly and that is much more cost-effective, I think, than going through advertising. And now we're going to be in the new MP4 case and that's a great opportunity for us because the value proposition really screams out at you in numerical terms.

<Q>: As someone who did a large chunk of your secondary, I would think that the — it would be important that have Wal-Mart.com, you know, when you go to search for the name, be able to find the company.

<A>: Yes, agreed. And that's obviously something that we have to look into. It could be something as simple — I actually have no idea what the issue is. It could be something as simple as a broken link. I remember at about a year ago, maybe a little bit less than that, we were continuously listed as out of stock when we were continuously in stock. And it took us what sealed like a long time to be able to get that changed. So I can follow up with you directly when I have a firm answer on that.

<Q>: I'd appreciate it.

The next part of it is in your plan on improving our atmosphere in the brokerage environment, ipso facto, getting the stock price up, I hope everyone is facing up to the fact that we're probably going to hit the major end of the year tax selling.

<A>: That's certainly possible, Ed. You know, we obviously can't stop people from doing that. I think the purpose of this call was to try to give people reason not to do that.

<Q>: I understand. The reason I bring it up is hopefully the people on this call, you know, we have expectations of the company, and we're very likely to get hit and not see the rebound until January.

<A>: I mean, that's certainly possible. Which is why — I mean, which is really why one of the things that we wanted to do in this call was to give people visibility, both on the revenue side and on the cash burn side. So that they could see that there really was a future with the company. And we believe there is, I mean Jeff and I and the other executives are major holders in the stock. And so, you know, we're certainly voting with our feet, you know, in terms of working these issues and we think — we're hopeful that investors as they hear the presentation and see what we're doing and seeing the results of what we're doing, will hold on to the stock. And maybe even accumulate a little bit bigger position. The stock right today, I mean, I know it touched down as low as a dollar and I'm not sure exactly where it ended up.

<Q>: $1.51.

<A>: $1.51 so we think at that even, even though we're very happy with a 25% day — day over day increase, we think it's still a bargain. I mean, the company at $1.50 stock price as a market cap of call it 16 million. You know, so we certainly would like to get out the word that this is a good buying opportunity. If you like the space and you like the people who run the company, at $1.50 a share, it's certainly an opportunity for people to get into the market and see what we're doing. You know, we think we've got some really exciting initiatives going forward. As Jeff mentioned, we haven't done as good a job as we would have liked on the IR side getting that message out. We're going to change, that we're in the process of changing that now. You know, so we think that — we're hopeful that we're going to give people enough reason to hold on to the stock and not sell at the end of the year for tax losses.

<Q>: Getting —

<A>: If could I add one thing to that. The three things that I personally wanted to accomplish in the call was to communicate — I mean, stability, stability in terms of financial stability, you understand exactly where we are money wise and you know that we've got a good length of time now to execute our business plan. Clarity into exactly what it is we're doing. We've got a leaner scaled back plan but I think it's even more effective than — I'm very, very excited about, it personally. And then hope in terms of growth. I mean, I think we still have a chance, honest to God, of knocking the cover off of this one, particularly with the big week that we took on the operating expense side.

We made some very hard decisions, we want the investment community to understand that the management team is not afraid to make hard choices and not afraid to be able to course correct on to a very exciting path. Which is this whole path toward user generated content. And the last thing I'll add to that is that when we were on the road, the past summer, one of the things we kept saying was that by having both sides of the business model, by having both the hardware side of the business and the content side, we would be afforded more flexibility and therefore could drive out more risk from the overall investment equation, and I think we're proving that. Yeah, we've gotten slammed since the offering came out. But we've now — but as a result of having both the hardware and the content side, I think we've got more options than we would have.

So overall I think that the strategy that we laid out is working, it just has been a bumpier ride than anybody expected.

<Q>: I think going forward is what we're all looking to. Truthfully, the way things went and whether it was on our end or your end or whoever's end, miscommunication. The amount of communication which you're addressing now is improving, and needs to go forward from there. I mean, finding out that we're not on Wal-Mart.com from the brokers or from shareholders is not the way you want to do business.

<A>: Agreed, and I don't have the specific explanation for that, but I'm happy to follow up with you. I know that we were on Wal-Mart.com not more than a couple days ago. I don't check all that frequently, I don't have the reason to. But I know that we have been, and I know that they're ordering from us. So as of your experience today, I can't explain it but I'm happy to explain it when I understand it.

<Q>: Right. And some kind of approved bullet sheet updated would be a big help.

<A>: Yes, we've talked about Bob Pragg, our IR consultant who is on the call about updating the bullet sheet so that's the next order of business after making this particular presentation. We'd be happy to circulate that to you.

<Q>: I asked for one of those over a month ago. And I still haven't gotten it. So I really wish that would be put into high gear.

<A>: Okay, understood.

OPERATOR:

Our next question is coming from Spencer Olson, a private investor. Please proceed with your question.

<Q>: Good afternoon, gentlemen.

<A>: Hi, Mr. Olson.

<Q>: My question sort of dovetails with the comment that I believe Lori the other private investor brought up. Mine happens to go to a little more to the heart of the day-to-day trading of the stock. I started buying your stock last March, when presplit it was around six and a half, $7. And I have purchased more on the way down, I think it's a great company. In fact, the prior call from the gentleman who was worried about year-end tax selling. I personally am looking for year-end tax selling because I think that's the time if you're a serious investor, that it's a time to perhaps buy some stock on the cheap.

My question is that I was a professional market maker with a major wholesale firms for a good 35 years. And because of that I have knowledge, or I have an eye, so to speak, when I look at a level 2 screen, which shows various market makers, what they're bidding and what their ask is and from the time I got involved in the security last March the amount of size that is posted on the ask side has always been an abnormal amount as compared to what the bid size is. And when I say, as everybody knows, your stock came public with a reverse split. So in the very beginning there were people who had relatively small amounts of stock, odd lots. They had 100, 5 — I mean, even if they had 500 or a thousand, that was an abnormal amount. And in those days, there were market makers who were offering blocks of stock and in those days, when I say those days, this is going back to last March, before you did your secondary. 2500 and 5,000 shares was an abnormal amount. After your secondary, the amount increased to size and on a daily basis, you can look to see whether it's an ECN, which is an electronic communication to market. Or actual market makers. And the size of the is like there's 20,000 shares offered by some market makers, other days market makers have 10,000 for sale, and the bid size, has usually been 500 or a thousand, or 200 or 100. And it seems about a month ago, the sellers have really stepped up their vengeance on trying to drive the stock down. About a month or so ago it seems that there are some buyers who have really stepped up to the plate, so to speak and you look on now the marketplace, the two-sided marketplace, you'll see bids for 5 or 10,000 shares, and you'll see offerings for 5 or 10,000 shares. And when the people who are late in the day, they can't get their stock off on the offering side, it appears they're going out and hitting the bids. It appears the buyers are starting to surface. But my bottom line question is, where is all of this heavy supply of stock that is being displayed on the marketplace, and being sold into the marketplace?

It's just — it's — there's something wrong going on here. It's like somebody is back dooring you or you've given a big block of stock to some people, or I mean maybe there may be underwriters got some stock or some warrants. But there's just like something doesn't smell right. And that there's an abnormal supply of stock that's been for sale in the marketplace, and with a company like yours that has not been around for a long time and you can't say we've been around five years, at the years, and over that course of time there's been institutions acquired stock or individuals have averaged down or up. So can you address what you think, or are you aware that there's abnormal amount of sellers and the sellers have size?

<A>: Well, I certainly appreciate your — and this is Bill. I certainly appreciate your viewpoint. I think it's definitely something that we have looked at. And I don't know that we have a great answer. There are no people that we're aware of that aren't subject to restrictions. With big blocks of stock. So you know, I think one of the — and as you mentioned, I mean the company went public through a shell merger in February, then we did — we just split the units that we sold in August. You know, we certainly would have expected some selling on the common side once we split. The I think that's somewhat predictable.

<Q>: Why?

<A>: In terms of the marketplace.

<Q>: Why would you expect selling?

<A>: Because of the warrants. I mean, I've looked at a couple of studies on this where —

<Q>: Where are the warrants exercisable at.

<A>: $6, a little bit more.

<Q>: And your stock is selling for — I mean, you did your secondary stock was like to 3.5. So nobody is using warrants to convert the warrants.

<A>: They're not converting the warrants. But I think what they're doing, I think because we did some increased selling right after the unit split. So I think that in traditionally if you look — if you look at a bunch of statistics, irrespective of what the price of the stock; when units separate, you tend to see some amount of selling and that people are interested in taking some money off the table and being able to keep a position either through some shares and some warrants. I think that's kind of the traditional approach. So we would have expected to see some selling from that. But we're not — but we don't have — I couldn't point you to a name or a broker or a group of individuals who are trying to unload stock. I don't know — I don't have that kind of information.

I would agree with you that there is somebody obviously trying to unload a position. And that's definitely depressing the stock. I think — I mean, those people or persons, you know, have definitely driven the stock down and I think that's what kind of Jeff alluded to in the beginning. We're not happy with what's happened to the stock. I think if you look at most of the offerings that occurred this past summer, most of — on the small cap side, most of those offerings are down. You know, anywhere from 30 to 50%. We seem to be down nearly 75%, and I don't think — from our standpoint, I mean, while we maybe haven't done a great job on the IR side, there hasn't been any bad news other than from the standpoint that there's been some new big entrants into the marketplace, which I think you can see depending upon whether you're an optimist or pessimist, good or bad. So we can't explain what has driven the stock down by the amounts that it has. Certainly disproportionate to the rest of the market.

You know, clearly right after the offering went effective in August, there was a dramatic amount of volume selling. I think the two days after the offering closed there was nearly half million shares were exchanged. Which was a ton of volume for a company like ours with the cap table that we had.

So certainly something that we're looking at and we're trying to figure out. But as you know, probably being in the industry for a long time, there's people that are paid very well to hide actions that they're doing. And so it's very difficult for a company to figure out exactly where that selling is coming from, is it short selling, is it — what's going on. And we're certainly trying to figure that out. You know, but we don't have a great answer for you right now. And I'd love to talk with you further, maybe off line about that, because it seems like you're maybe somebody that may have not unique but more insight than others might have into the play.

<Q>: And you're Bill.

<A>: Yes, this is Bill.

<Q>: Did you and I chat a good six months or so ago?

<A>: I think I did.

<Q>: When I said I'm the Google brothers. Were you the gentleman I chatted?

<A>: I think we've talked. I mean, we certainly don't have the Google brothers working for us.

<Q>: That's the term I mentioned. I mentioned that just to help refresh your memory if you and I chatted because you thought it was quite hilarious. The bottom line, it seems to me, it smells like there's somebody out there leaning on the stock and they're leaning on the stock with large pieces and as soon as they sell their 10,000 they're back with 10,000 more and then back with 20,000 more. Not like you have like three or 4,000 shares for sale and only have buyers for 200. It's not that kind of abnormal supply of stock. We're talking about 10,000, 15,000 shares, and then like that's gone and it's like someone's got the printing presses rolling and keep pounding and pounding and pounding. And unfortunately, they've been right.

<A>: It's also — that's also sort of self-fulfilling, too. I don't know if they've been right. Because I think — I mean, the irritation, to put it mildly, that I feel, is that there hasn't been bad news. There hasn't been as much news as there should have been. But I don't think it's just, if you'll forgive the analogy, that the company has been treated this way. And I absolutely, very, very smart guy, told me that under these circumstances, the best revenge is living well, and I absolutely intend for this company to live as well as it can.

<Q>: Right. As I say, you must be doing something right, must be getting the story out recently because I'd say starting about a month or so ago, there seems to be some really solid — I wouldn't say aggressive buying, but buying that has come into the market, where at least it's trying to stabilize the price from 1.25, $1.50 in this particular area.

<A>: We're going to give — we're going to do everything we can to expand the group, to expand the audience and give everybody a good reason to be a buyer of the stock.

<Q>: That's all we can ask for.

<A>: Thank you very much for your insights.

OPERATOR:

Our final question is coming from David G, a private investor. Please proceed with your question.

<Q>: Hey, Bill, and Jeff, how are you guys doing?

<A>: Good.

<A>: Pretty well.

<Q>: I have a couple questions for you. First thing, you talked about the second retailer. But you haven't mentioned the name yet, have you?

<A>: I think Bill did, it was In Motion.

<Q>: In Motion, okay and how many outlets or retail establishments do we have?

<A>: They have? I think in the range of about 150.

<Q>: Is it in all stores?

<A>: Yes.

<Q>: Okay. The other thing is, can you give us any indication of top line growth for 2006, and 2007?

<A>: 2006, I mean I would say we've not specifically addressed that. But I think we're looking at from last year, we're looking around somewhere between 2 and a little bit depends on whether — how well the 200/250 sells in to Wal-Mart this — really kind of that crucial period between Thanksgiving and Christmas.

<Q>: Right.

<A>: Looking at a minimum of two times from last year.

<Q>: What about 2007?

<A>: 2007, I think there a lot is going to depend upon what happens on the content side. The player business, I don't expect to expand dramatically. Year over year. So basically this year, you know, the revenue from the company will be call it high 90s player revenue. Next year we're expecting contribution from the content side, but while we don't know exactly what that's going to be. We hope it will be significant. As a percentage it's going to be basically infinity. You know, because we've had such low content revenue this year. But I would expect, you know, something in the range of — you know, I would expect us to at least do one times — one times more again next year. I mean, we're hoping that the content business is going to do pretty well.

<Q>: Uh-huh.

<A>: I mean, that's at least what we're looking at right now. Obviously a lot will depend upon our ability as Jeff mentioned in the early going, our ability, we have a goal of having 3 to 5 million uniques in our network of web sites. So a lot of the, say, the success of hitting those kinds of numbers will be based on our ability to get those numbers up. If we can get the numbers up to what we think that we can do, then the revenue targets are definitely achievable. And I think you'll see more — I think you'll see a series of transaction that is we'll be able to close over the next while to be able to give people some guidance there. I mean, I think that's the key component is what's going to happen — two key things. Will the — will there be other ZP3-like projects out there? We think there will be but we don't have a firm purchase order like for the ZP3 today. How will the 200/250 sell through this Christmas and into the next year? And then what happens with the content side? Are we able to go from a million to 3 or 5 million uniques per month? I think those are the big questions. But I think assuming — you know, we feel very confident in the answers to those things being yes in an affirmative way, good things will happen. We think there's a good chance that we're going to do real well next year in terms of revenues.

<A>: The one thing that I'd like to add to that because we're going to more of a OEM strategy we're not going to have to invest as heavily into R&D and engineering as we did last year or the year before. And that's actually sort of a natural migration of the value in the products going down more toward the silicon — there's more sort of system on a chip solutions, and that means that we can be more nimble and we can look at doing different products, making more money with those products, with less risk. And that's what the whole idea of the OEM business model is.

<Q>: Okay. My other question is just getting the recent increase of cash from Microsoft, how come the company doesn't buy back $750,000 worth of stock? Number one is whenever you make your next deal or your next purchase you'll be giving them more expensive stock. So it would make more sense at this point to buy up all the cheap stock and use a portion of the cash to do that.

<A>: Well, issue? In reality, the Microsoft is found money.

<A>: It certainly is found money. You know, I mean obviously defending their trademarks is always a useful exercise. But I think the two schools of thought on buying the stock back. First is yeah it sounds like good idea. You know, shore up some of the stock price. Although that doesn't bring — unless you were to go out and do a financing, that doesn't bring any actual money into the company. That's one point. The second point there would be for every dollar that we go out and buy stock in, that brings our — say our 12-month to cash flow positive down by one dollar. It in some ways what we're thinking about is if we go out and acquire more sites like Dorks.com, we'll want that cash and when we think that investors will want to us invest that cash in Dorks.com-like things, as opposed to going out and buying their stock back. We think the acquisitions and other opportunities we have to grow the business will more than — will do more to drive the stock price up than buying stock. I mean, typically what you've seen and I worked at companies like auto desk when I was there, auto desk bought back hundreds of millions of shares. Over the period that I was there. And what that tends to do was it tended to have a near-term blip in price, and then the price would go back to what it was before. It's not a sustained up when you're buying back stock. It might make people feel better for a couple of minutes or maybe a couple of days. But it's not what drives the long-term value of the stock. What will drive the long-term value of the stock is executing on the plan that Jeff has laid out. I think that's really the key thing. When we talk about going back out. And certainly, I mean, buying stock back is something that we've talked about. We've talked a whole bunch of different things. But at this point we don't think that that's a good strategy for the company because it will basically, it will force us — if you go out and make — say if we said — and really it's an issue of doing something significant. If we went out and said we're going to buy a million dollars worth of stock, just —

<Q>: I got a better idea. How come, like on a lot of web sites you can go and look and see 5% ownership. Then you go on the web sites and you see insiders buying. Yet on your company it's very hard to get even the 5% ownership. Let alone if an insider is buying. Even if all the insiders were to buy, it would give more people more confidence.

<A>: And you know, obviously insiders buying is heavily regulated by the SEC. So you know, and we certainly got that question by a lot of people. You know, people as Jeff and I are out on the road, talking, how come you guys aren't buying more stock? A large part is we're not allowed to. I mean, there's some very distinct rules about when we can buy stock. And you know, even before you get into the asset diversification story and that sort of thing, it's — we don't have the ability to buy stock whenever we want to. I mean, that is just not something that we can do.

That's not to say that we aren't thinking about doing that and going forward now. Now that as we released the Dorks.com announcement and that sort of thing. There certainly could be insider buying after that.

<Q>: A small window of opportunity.

<A>: Right. And you, as an outsider, you can buy whenever you want. Me, as the CFO of a publicly traded company, you know —

<Q>: I realize that. Okay, great. At this point I've heard your plan, you know, I'm in it for the long haul and hopefully it all works out and I think — I have confidence in it I have bought more and I still might buy more.

<A>: Thank you, and we're in it for the long haul, too.

<Q>: Great, good luck.

<A>: Thank you.

OPERATOR:

There are no further questions at this time. Gentlemen, I'll turn the floor back over to you for any closing comments.

>> I want to thank everybody for coming on the call, for listening to the story, for giving us your advice, asking the questions. And I'm looking forward to a very, very interesting next 12 months.

OPERATOR:

Thank you. This does conclude today's teleconference. We thank you for your participation and you may disconnect your lines at this time.